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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-85523) pertaining to the Second Amended and Restated Merkert American Corporation 1998 Stock Option and Incentive Plan of Marketing Specialists Corporation of our reports (a) dated February 26, 1999 with respect to the consolidated financial statements of Richmont Marketing Specialists, Inc., (b) dated March 25, 1998 with respect to the financial statements of Atlas Marketing Company, Inc. and (c) dated March 7, 1997 with respect to the financial statements of Bromar Inc. and Subsidiaries included in its Current Report on Form 8-K dated September 1, 1999, filed with the Securities and Exchange Commission.


                                        /s/ Ernst & Young LLP

                                        ERNST & YOUNG LLP


Dallas, Texas
September 1, 1999